Exhibit 10.45

Officer Benefits
UAL Corporation and United Air Lines, Inc.

Travel Benefits

Positive-space travel on United Airlines or United Express is provided to officers of UAL Corporation and United Airlines and their eligible dependents, and cash payments are made to federal and state tax authorities on behalf of each officer to cover tax liability on the value of travel benefits.  This benefit includes membership to United's Red Carpet Club.

Financial Advisory Services

Financial advisory tax preparation services are provided to designated officers of UAL and United.  Reimbursement is limited to $7,000 in the first year the officer is eligible for to the program and to $4,000 per year thereafter.  Unused reimbursements may be carried over and used in succeeding years.

Club Memberships

Payment is made by United for the cost of social and business club memberships for designated officers where there is a benefit to be realized by the Company.  The Company does not pay dues for clubs, which discriminate on the basis of race, sex, religion or national origin.  Such memberships are authorized by the Chairman consistent with long-standing Company policies.

Welfare Benefits
In 2003, the Company's "split-dollar" life insurance policy program applicable to officers of UAL and United was terminated and replaced with a Company paid group variable universal life insurance program. This new program is effective January 1, 2004 and provides for insurance in an amount equal to three times the officer's salary less a $50,000 group term offset.

Officers also receive 24-Hour Accidental Death and Dismemberment (AD&D) insurance coverage which pays up to a $250,000 benefit upon the accidental death or dismemberment of the insured.

Officers are provided a self-insured supplemental long-term disability plan, which provides a supplement to the Company's disability benefit for certain management employees equal to 50% of monthly pay in excess of $20,000.

Company Cars

The Chairman, President and Chief Executive Officer is entitled to the use of a car owned or leased by the Company.